Exhibit 3.1iii

ARTICLES OF AMENDMENT TO

ARTICLES OF ORGANIZATION OF

LAKE AREA ETHANOL, LLC

Pursuant to the provisions of SDCL § 47-34A-204 of the South Dakota Limited Liability Company Act, the undersigned company adopts the following Articles of Amendment to its Articles of Organization:

1.             The date of the filing of the Articles of Organization of the Company was April 21, 2001.

2.             The date of the filing of the Articles of Organization of the Company was April 21, 2001.

3.                                       The following amendment to the Articles of Organization was adopted by the members of the Company on August 20, 2002, in the manner prescribed by the South Dakota Limited Liability Company Act.

ARTICLE 1

The name of the Limited Liability Company is Lake Area Corn Processors, LLC.

Dated this 31st day of August, 2002.

LAKE AREA ETHANOL, LLC

By	/s/ Gregory Van Zanten
Its President

STATE OF SOUTH DAKOTA	)
) :ss
COUNTY OF LAKE	)

On this the 31st day of August, 2002, before me personally appeared Gregory Van Zanten, known to me to be the President of Lake Area Ethanol, LLC, the corporation that is described in and that executed the within instrument, and acknowledged to me that such corporation executed the same.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ James M. Wiederrich
Notary Public – South Dakota

My commission expires: June 12, 2004